EXHIBIT 99.1

NEENAH PAPER, INC.

Neenah Paper to Close Fine Paper Plant
Following Fox River Purchase

ALPHARETTA, GEORGIA — March 7, 2007 (NYSE:NP) — Neenah Paper today announced plans to close permanently one of the fine paper plants acquired in the recent purchase of Fox River Paper. The Housatonic mill, located near Great Barrington, Massachusetts, has annual production capacity of approximately 15,000 tons per year and is expected to cease manufacturing operations by the end of the second quarter.  Housatonic was the smallest of four fine paper plants Neenah acquired as part of the Fox River acquisition.

“This is a necessary part of our plan to integrate Fox River in a manner that will result in a competitive long term cost structure for our combined operations. The Housatonic mill was not profitable due to its small size, cost structure and pricing of many of the grades made there. Closing the mill allows us to eliminate costs and improve margins while still serving the needs of key customers,” said Sean Erwin, Chairman and Chief Executive Officer. “Selected products made at Housatonic will be produced at our other sites, where we have available capacity and the ability to make these grades at a lower cost. We realize this decision will result in hardship for our employees at Housatonic and the local community and will be working to assist them through this difficult transition.”

The company said it expected to incur one-time cash costs of approximately $3 million for severances and other charges related to the closure. Ongoing annual savings of approximately $5 million are expected from the elimination of fixed costs and increased manufacturing efficiencies, although these savings would not be realized immediately due to product transition costs expected to be incurred in 2007.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S./Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278